                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [ ]

Filed by a Party other than the Registrant [X]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  DEFINITIVE PROXY STATEMENT
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11c or Section 240.14a-12

                           ENERGY WEST, INCORPORATED
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                    THE COMMITTEE TO RE-ENERGIZE ENERGY WEST
--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ----------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ----------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

          ----------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          ----------------------------------------------------------------------

     (5)  Total fee paid:

          ----------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ----------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

          ----------------------------------------------------------------------

     (3)  Filing Party:

          ----------------------------------------------------------------------

     (4)  Date Filed:

          ----------------------------------------------------------------------

                    THE COMMITTEE TO RE-ENERGIZE ENERGY WEST

                                PROXY STATEMENT
                   IN OPPOSITION TO THE BOARD OF DIRECTORS OF
                           ENERGY WEST, INCORPORATED

         ANNUAL MEETING OF SHAREHOLDERS SCHEDULED FOR NOVEMBER 12, 2003

     The Committee to Re-Energize Energy West is providing you with this proxy statement in connection with our solicitation of proxies to be used at the Annual Meeting of Shareholders of Energy West, Incorporated scheduled to be held on November 12, 2003, and at any adjournments or postponements of the meeting. The meeting will be held at 9:00 a.m. local time, at the Civic Center, located at Park Drive and Central Avenue, Great Falls, Montana 59401.

     We are sending this proxy statement and the accompanying BLUE proxy card to Energy West's shareholders on or shortly after October 17, 2003.

                        WHY WE ARE SOLICITING YOUR PROXY

     The Committee to Re-Energize Energy West is urgently soliciting your proxy to enable it to implement a new business strategy for Energy West. We seek your help to elect three directors with substantial business experience to Energy West's Board of Directors. We believe that our nominees will be more responsible in their direction of the management of Energy West than the current Board of Directors and that our nominees will implement the policies necessary to maximize shareholder value.

     The following recent events illustrate the company's declining financial condition and highlight our concern:

     - Energy West suspended its dividend payment to its shareholders for the first time since 1944;

     - net income declined 50%, or $1.4 million, from almost $2.8 million in fiscal 2001 to $1.4 million in fiscal 2002;

     - net income continued to decline from $1.4 million in fiscal 2002 to a net loss of $89,000 in fiscal 2003;

     - diluted earnings per share decreased $0.55 per diluted share from $1.10 per diluted share in fiscal 2001 to $0.55 per diluted share in fiscal 2002;

     - diluted earnings per share continued to decrease from $0.55 per diluted share in fiscal 2002 to a loss of $0.03 per diluted share in fiscal 2003, or a decline of $0.58 per diluted share;

     - Energy West's common stock price fell from a high of $14.10 per share in the first quarter of fiscal 2002 to a closing price of $6.77 per share on October 10, 2003;

     - Energy West settled costly litigation resulting in Energy West owing $3.2 million, including a balloon payment of $2.2 million paid on September 30, 2003, plus $2.1 million in legal fees;

     - Energy West settled a property tax dispute with the Montana Department of Revenue resulting in an assessment against Energy West of $2.4 million; and

     - Energy West terminated derivative contracts with a subsidiary of Enron in January 2002 resulting in the payment by Energy West to the Enron subsidiary of $5.4 million.

     These events and failures have led us to believe that your and our investment in Energy West is not being maximized by the current Board of Directors. We believe in Energy West's future, but not without some changes. To demonstrate our belief, since January 2003, our nominees have invested almost $1.5 million in Energy West. In the following sections, we describe in further detail why we believe the shareholders of Energy West deserve a prompt and comprehensive change in the way Energy West is doing business.

ENERGY WEST HAS ELIMINATED YOUR DIVIDEND

     For the first time since 1944, Energy West failed to pay its shareholders a quarterly cash dividend on its common stock. According to a press release by Energy West on February 28, 2003, it had declared 171 consecutive dividend payments since 1944 and dividends had been raised in each year since 1977.

     In addition, even if Energy West is financially able to issue dividends in the near future, it may be unable to do so based on the terms of its new credit facility. Energy West entered into a credit facility that prohibits the payment of dividends to shareholders until Energy West's long-term debt is restructured or refinanced, which will not be until at least March 31, 2004.

ENERGY WEST'S NET INCOME HAS DECLINED PRECIPITOUSLY

     Energy West's net income declined $1.4 million, or 50%, from almost $2.8 million in fiscal 2001 to $1.4 million in fiscal 2002. In addition, net income has continued to decrease $1.5 million from $1.4 million in fiscal 2002 to a net loss of $89,000 in fiscal 2003.

     The decreases in net income caused diluted earnings per share to decrease by $0.55 per diluted share from $1.10 per diluted share in fiscal 2001 to $0.55 per diluted share in fiscal 2002. Earnings per diluted share decreased $0.58 per diluted share from $0.55 per diluted share in fiscal 2002 to a loss of $0.03 per diluted share in fiscal 2003.

     Energy West attributed the decline in net income to a combination of unusual factors that contributed to unusually high margins in fiscal 2001 that were not replicated in fiscal 2002 and, more recently, to increased legal expenses in connection with Energy West's unsuccessful litigation, reduced volumes in various segments and additional operating expenses. The bottom line remains the same whether the reasons are attributed to unusual circumstances or an increase in expenses -- a sharp decline in profits has occurred over the past two years.

ENERGY WEST'S SHARES HAVE CONTINUED TO DROP IN VALUE

     From a high of $14.10 per share in the first quarter of fiscal 2002, Energy West's shares have declined in value, hovering in the $7-10 range for most of fiscal 2003. However, the stock has taken a turn for the worse within the last quarter of fiscal 2003 with shares trading at prices between $8.74 and $4.74 per share. From a high of $14.10 per share to the closing price of $6.77 per share on October 10, 2003, your stock has lost half of its value.

ENERGY WEST SHARES UNDERPERFORM THE MARKET

     The following line graph compares the price history of a hypothetical investment in shares of Energy West with the price history of a hypothetical investment in each of the Nasdaq Composite Index, Dow Jones Industrials Index and the Standard & Poor's 500 Stock Index on September 30, 2001, excluding dividends reinvested when paid. (Source: Yahoo! Finance, October 1, 2003; the consent of Yahoo! Finance to include this data was not obtained).

GRAPH

                                                                STANDARD & POOR'S       NASDAQ COMPOSITE     DOW JONES INDUSTRIAL
                                            ENERGY WEST             500 INDEX                INDEX                  INDEX
                                            -----------         -----------------       ----------------     --------------------
Sept. 30, 2001                                   0.00                   0.00                   0.00                   0.00
Sept. 30, 2002                                 -27.00                 -20.00                 -20.00                 -17.00
Sept. 30, 2003                                 -44.00                  -4.00                  22.00                   4.00

     As the graph indicates, the price of Energy West shares on September 30, 2003 decreased approximately 17% from one year ago and nearly 44% from two years ago. The price of shares invested in the Nasdaq Composite Index increased almost 42% from a year ago and nearly 22% from two years ago, the price of shares invested in the Dow Jones Industrials Index increased approximately 21% from a year ago and almost 4% from two years ago and the price of shares invested in the Standard and Poor's 500 Stock Index increased approximately 16% from a year ago and decreased almost 4% from two years ago.

LITIGATION COSTS AND GOVERNMENT ASSESSMENTS HAVE HURT SHAREHOLDERS

     In July 2001, one of Energy West's subsidiaries filed a lawsuit against PPL Montana, LLC relating to a wholesale electricity supply contract. In turn, PPL Montana filed its own lawsuit against Energy West seeking damages and other relief. PPL Montana claimed that the Energy West subsidiary breached the electricity supply contract by scheduling electricity in excess of the amount permitted by the contract. As a result, PPL Montana claimed that the Energy West subsidiary made profits to which PPL Montana was entitled and sought to recover $18 million in damages from the Energy West subsidiary.

     Despite a statement by the former President and Chief Executive Officer, Edward J. Bernica, in March 2003 that he was "confident that [Energy West would] prevail in [its] position that PPL Montana did not suffer any damages and should not be entitled to any recovery," Energy West settled its dispute with PPL Montana in June 2003 for $3.2 million.

     To make matters worse, Energy West has spent $2.1 million in legal fees just to manage this lawsuit. As a result of these unbridled costs during the last two fiscal years, Energy West paid its lawyers almost twice the amount the company earned in the same period.

     At the same time Energy West was embroiled in its litigation with PPL Montana, Energy West also faced a property tax audit by the Montana Department of Revenue. In August 2002, the Montana Department of Revenue concluded that Energy West had willfully under-reported its personal property from January 1997 through December 2001 and that a two and one-half times penalty should be assessed. Energy West settled its tax dispute in August 2003 by agreeing to pay $2.43 million to the State of Montana, which is payable in annual installments for the next ten years. The first annual payment of $243,000 is due before the end of November.

ENERGY WEST'S DEALINGS WITH ENRON

     Energy West voluntarily terminated its contracts with an Enron subsidiary in January 2002. The contracts were commodity swaps that Energy West had obtained to protect against fluctuations in the market price of natural gas. Energy West terminated the contracts due to concerns relating to Enron's bankruptcy. At the time of termination, the prevailing price of natural gas was lower than it had been when Energy West entered into the contracts. Although Energy West stated that the termination of these contracts was immaterial and that it subsequently entered into lower cost contracts, the immediate cost of terminating the contracts was $5.4 million paid in a lump sum.

ENERGY WEST IS SELLING ASSETS

     With no explanation to the shareholders regarding the underlying business reason or strategy, Energy West is also selling assets. In August 2003, the company sold its wholesale propane business for approximately $1.4 million. Energy West received only $750,000 in cash with the balance being paid over almost four years. In announcing the transaction, Energy West simply said, "With the completion of this transaction, Energy West has substantially exited the wholesale propane business in Montana and Wyoming."

ENERGY WEST HAS STRUGGLED WITH ITS DEBT

     Energy West had to obtain six extensions of credit with its previous lender since April of this year before obtaining a new credit facility with LaSalle Bank National Association. Energy West expended $420,000 in fiscal 2003 relating to all of this short-term financing. And, the LaSalle credit facility is only a short-term solution because Energy West must refinance or restructure its long-term debt by March 31, 2004. In order to do this, Energy West expects to increase its long-term debt by $8 million. Unlike earlier bank financing transactions which did not require security interests to be granted to Energy West's lending bank, LaSalle Bank has now secured substantially all of the assets of Energy West and its subsidiaries.

     In addition, the new credit facility prohibits the payment of shareholder dividends until Energy West has restructured its long-term debt. This means that shareholders will not receive dividends until at least March of 2004. On top of all of this, Energy West paid $450,000 in consulting fees to D.A. Davidson & Co. and DAMG Capital LLC for services in connection with the LaSalle credit facility. Andrew I. Davidson, a member of Energy West's Board of Directors, has been a financial consultant for D.A. Davidson & Co. since 1993. Andrew I. Davidson is the son of Ian B. Davidson, who along with his wife, is the largest shareholder of Energy West with a 13.1% ownership interest. Ian Davidson is the chairman of Davidson Companies, the financial services holding company that owns D.A. Davidson & Co.

     To summarize, Energy West has suffered declining results over the last two years. Shareholders have felt the effect of the company's financial condition by not receiving the quarterly dividends they have become accustomed to receiving and in the significant fall in share prices. Energy West has been unable to focus on maximizing shareholder value while it has been distracted by costly litigation and credit problems. Management has had its opportunity to address these issues - it is now time for a change to re-energize Energy West.

THE COMMITTEE'S SOLUTIONS TO THE PROBLEMS

     We hold the incumbent Board of Directors responsible for Energy West's dismal performance and do not believe that the Board that led the company into its current condition should remain at the helm without change. We are pleased about the announcement of Mr. Bernica's resignation as CEO and President and from the Board of Directors, but believe more needs to be done. Therefore, we are nominating Lawrence P. Haren, Richard M.

Osborne and Thomas J. Smith for election to the Board of Directors. Our committee includes significant shareholders of Energy West. We are confident that our director nominees will represent you, the shareholders of Energy West.

     We provided notice to Energy West on July 30, 2003 that we intended to nominate five director candidates at the Annual Meeting. However, the incumbent Board has refused to support the Committee's nominations and we are left with no alternative but to solicit your proxy to vote for our director nominees and in opposition to the incumbent Board members. At this time, we intend to nominate only three director candidates at the Annual Meeting. Please see Voting and Quorum at the Annual Meeting, below. If elected, our director nominees will serve for a term of one year.

     If elected, our director nominees will work with Energy West's Board and management to strengthen Energy West and enhance shareholder value. Our director nominees are committed to implementing a continuous, effective shareholder relations program to keep shareholders informed. Our director nominees will not accept payment for services on the Board of Directors or, if so determined by the other members of the Board of Directors, will accept payment only in Energy West common stock, until Energy West is, in the view of the Board of Directors, again in a strong financial position that will enable it to begin paying fees to the members of the Board of Directors. Our nominees will recommend that all other members of the Board of Directors also not accept payment, or if so determined by the other members of the Board of Directors, accept payment only in Energy West common stock. Once elected to the Board, our director nominees will also use the detailed financial and operational information available to them as directors to reach our goals of increasing profitability and enhancing shareholder value. Because our nominees, if elected, would not control the Board, there is no guarantee that our plans would be implemented by the entire Board.

     The results of Energy West speak for themselves. We believe that Energy West's Board and management have failed to formulate and implement a business plan and strategy to keep the company financially sound. Energy West's shareholders have stood by long enough while shareholder value has steadily eroded under the present Board's management of the company. We are not seeking to terminate Energy West employees simply for the sake of cutting costs; our grievance is with the Board, not the staff at Energy West. As our position on fees for Board service indicates, we are not attempting to benefit ourselves at the expense of any other shareholder. Instead, we seek to create value for all shareholders. We believe that our director nominees' election will provide management with the fresh perspective necessary to increase profitability and maximize shareholder value. As demonstrated by some of our Committee members' recent purchases of Energy West shares of common stock, we believe that Energy West can flourish under proper leadership.

                    VOTING AND QUORUM AT THE ANNUAL MEETING

     You may vote in person or by proxy at the Annual Meeting. If you give us your proxy, you may revoke it at any time by providing written notice of your revocation to Energy West, filing a duly executed proxy card bearing a later date, or by coming to the Annual Meeting and voting in person. Each share is entitled to one vote, together with the right to cumulate votes, in electing directors.

WHO CAN VOTE AT THE ANNUAL MEETING

     Energy West has set September 30, 2003 as the record date for determination of shareholders entitled to notice of, and to vote at, the Annual Meeting. According to Energy West's most recent filing with the Securities and Exchange Commission, as of September 30, 2003, there were a total of 2,595,250 shares of Energy West's common stock outstanding and entitled to vote at the Annual Meeting. Each share is entitled to one vote on all matters submitted to a vote of the shareholders at the Annual Meeting, together with the right to cumulative votes in electing directors.

     As of the date of this proxy statement, members of the Committee have the right to vote 258,918 shares of Energy West constituting 9.98% of the total votes eligible to be cast at the Annual Meeting. For more information, see The Committee.

ELECTION OF DIRECTORS

     Energy West's Bylaws provide that the Board of Directors consist of between five and nine members. As disclosed by Energy West, the Board of Directors has determined, by resolution, that the Board consist of seven members. Therefore, seven directors are to be elected at the Annual Meeting. We propose that you elect our director nominees as three of the seven directors to be elected at the Annual Meeting. If elected, our director nominees will hold office for one year. Our director nominees have agreed to serve as directors, but if for any reason any of them are unable to serve, the persons named as proxies on our proxy card will vote for the election of substitute nominees that we propose.

     The seven candidates receiving the greatest number of votes will be elected as directors. Proxies which are marked "withhold authority" or on which a broker has indicated a lack of discretionary authority will be counted as present for the purpose of determining a quorum, but will not be voted in the election of directors.

     Energy West shareholders have the right to cumulate their votes in the election of directors. This means that each share that you hold is multiplied by the number of directors being elected. Your total votes may then be cast for any one candidate or distributed among the candidates. We intend to cumulate votes for our director nominees to assure that the maximum number of our director nominees are elected to Energy West's Board of Directors. If all of Energy West's shareholders attend or are represented by proxy at the Annual Meeting, the holders of 973,219 shares must cast their cumulated votes in favor of our director nominees to assure their election. Members of the Committee own 258,918 shares, or approximately 9.98% of the total shares eligible to be voted at the Annual Meeting. Please see The Committee, below for details about the Committee members' stock ownership.

     We are soliciting the discretionary authority to cumulate votes, and the persons named as proxies on our proxy card will have the authority to cumulate votes at their discretion. If we receive more votes than are necessary to elect our director nominees, we will have the discretion to cast these additional votes in the manner we deem to be in the best interests of Energy West and its shareholders. We have not determined the order of priority in which we will cast our cumulative votes, reserving that judgment until the time of the meeting based on the number of votes we hold. We would anticipate that at a minimum we would cumulate our votes so as to ensure the election of at least one of our nominees, Mr. Osborne. You are not obligated to return our BLUE proxy card if you do not agree with our intentions to allocate the cumulative votes among our director nominees.

VOTING BY PROXY

     We will vote the accompanying BLUE proxy card in accordance with your instructions. You may withhold your vote from any of the director candidates by striking his name from the list provided on the card. If you sign and date our BLUE proxy card, but do not make any specific choices, we will cumulate and vote your shares for our director nominees, and any of Energy West's nominees that we consider appropriate. If any other matters are presented at the Annual Meeting, our proxies will vote your shares in accordance with their best judgment. We are not aware of any other matters that will be acted upon at the Annual Meeting.

YOUR VOTE IS IMPORTANT

     Your vote is important. No matter how many or how few shares of Energy West you own, please vote for our director nominees by signing, dating and mailing the enclosed BLUE proxy card today in the provided envelope so that we will receive it prior to the Annual Meeting. Do not return the white proxy card sent to you by Energy West's Board of Directors. Even if you mark "withhold" on the Board's white proxy card as a protest against the incumbent Board, your vote will not count for our director nominees. You can only vote for our director nominees on the BLUE proxy card.

     If you have already returned a Board of Directors' proxy card before receiving our proxy statement, you have every right to change your vote by signing and returning the enclosed BLUE proxy card. Only your latest dated properly executed proxy will count at the Annual Meeting. Make certain that your most recent proxy is our BLUE proxy.

     If your shares are held for you by a bank or brokerage firm, your broker cannot vote your shares unless he or she receives your specific instructions. Please return your proxy in the envelope provided or call your bank or broker and instruct your representative to vote for our director nominees on the BLUE proxy card.

     If you have any questions about how to vote your shares or in changing your vote, please contact our proxy solicitor, D.F. King & Co., Inc., at 1-800-628-8532. If you are a registered shareholder, you may also fax both sides of your signed proxy card to D.F. King at 718-707-0386.

     Time is short. Please vote today!

                                 THE COMMITTEE

     J. Michael Gorman, Lawrence P. Haren, Richard M. Osborne and Thomas J. Smith formed The Committee to Re-Energize Energy West because of the overwhelming dissatisfaction felt by Energy West's shareholders with the Board of Directors due to the company's declining financial condition.

     The Fund requested a list of Energy West shareholders in order to communicate with fellow shareholders regarding matters that affect their mutual interests. Previously, Energy West refused to comply with the Fund's request for a shareholder list, claiming the request was "illegal." After we threatened to sue Energy West to obtain the list, they agreed to provide it, but have not yet done so. We may still be forced to sue Energy West to enforce our right to communicate with you, the owners of Energy West.

     Based on Energy West's most recent filing with the Securities and Exchange Commission, there are 2,595,250 shares of Energy West's common stock outstanding. The number and percentage of shares beneficially owned by the Committee members are as follows:

                                                              SHARES    PERCENTAGE
                                                              -------   ----------
J. Michael Gorman(1)........................................   92,560      3.57%
Lawrence P. Haren...........................................       --        --
Thomas J. Smith.............................................       --        --
Turkey Vulture Fund XIII, Ltd.(2)...........................  166,358      6.41%
                                                              -------      ----
The Committee...............................................  258,918      9.98%
                                                              =======      ====

---------------

(1) Mr. Gorman has the sole power to vote and to dispose, or to direct the disposition of, his shares of Energy West.

(2) Richard M. Osborne is the sole Manager of Turkey Vulture Fund XIII, Ltd., an Ohio limited liability company (the "Fund"), and may be deemed to be the beneficial owner of all shares owned by the Fund. Mr. Osborne, as sole Manager of the Fund, has sole power to vote, or direct the voting of, and the sole power to dispose, or to direct the disposition of, the shares owned by the Fund.

     Additional information concerning the Committee is included in attached Appendix A.

     At one point, the Fund and Mr. Gorman together owned just over 10% of Energy West's common stock, although they now own less than 10% of the shares. Energy West filed a Form U-1 with the Securities and Exchange Commission seeking an exemption regarding the Fund and Mr. Gorman's status as a "holding company" and Energy West's status as a "subsidiary" of a "holding company" under the Public Utility Holding Company Act of 1935 ("PUHCA"). Under PUHCA, Energy West claimed that the Fund and Mr. Gorman were a holding company because they constituted an organized group of persons. An organized group of persons may be deemed to constitute a "holding company" under Section 2(a)(7)(A) of PUHCA if it holds more than 10% of a public utility company's voting stock. In addition, under Section 2(a)(7)(B) of PUHCA, the SEC may also determine that an organized group of persons is a holding company if the group directly or indirectly exercises such a controlling influence over a public utility company as to make it necessary or appropriate in the public interest or for the protection of investors that it be subject to PUHCA. In order to meet the requirements of Section 2(a)(7)(A), the Fund promptly sold shares of Energy West stock in order to fall below the 10% ownership threshold and Mr. Osborne, on behalf of the Fund, and Mr. Gorman terminated a voting agreement entered into with respect to the election of directors at the 2003 annual meeting of shareholders (as discussed in Appendix A in more detail).

     The Fund and Mr. Gorman do not believe that they were a holding company on the date that the Form U-1 was filed, nor do the Fund and Mr. Gorman believe they constitute a holding company as of the date of this proxy statement for several reasons. The Fund and Mr. Gorman may be deemed a "group" of persons for purposes of Rule 13d of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and must make filings with the SEC in order to report their ownership interest in Energy West. We do not believe that the SEC has ever attributed the meaning of a "group" contained in the rules under the Exchange Act to be an "organized group of persons" under PUHCA. In addition, due to the termination of the voting agreement between the Fund and Mr. Gorman, we do not believe that they even constitute an organized group of persons under PUHCA.

     Our director nominees, if elected, would constitute three of the seven members of the Board of Directors. Under Section 2(a)(7)(B) of PUHCA, the SEC may deem the Fund and Mr. Gorman to be a "holding company" due to either the nomination of our slate of directors or upon our director nominees' election to the Board. We do not believe that our director nominees, who have not agreed to act in concert with one another concerning any matter related to Energy West, would constitute a "holding company" under PUHCA. Furthermore, we specifically reduced our slate of directors to less than a majority of the Board. In addition, Energy West's largest shareholders, Mr. and Mrs. Ian B. Davidson, collectively own 13.1% of the voting securities of Energy West and Energy West, to date, has not sought an exemption from the SEC under PUHCA with respect to these shareholders.

     The Fund and Mr. Gorman acknowledge that the SEC may take an alternative position as to their status under PUHCA which would require the Fund and Mr. Gorman to comply with various rules and regulations. In the event that the Fund and Mr. Gorman were deemed a "holding company" subject to PUHCA, they would either seek an exemption from PUHCA from the SEC or register as a "holding company" under PUHCA. Neither the Fund nor Mr. Gorman has at this time made a determination as to whether, if required, they would seek an exemption or apply to register as a "holding company." In addition, Energy West may be deemed to be a "subsidiary" or "affiliate" of the Fund and Mr. Gorman if the SEC determines that the Fund and Mr. Gorman constitute a "holding company." As such, Energy West would then be subject to PUHCA which may limit certain activities of Energy West, including the payment of dividends.

     Regardless of whether the Fund is considered to be part of a holding company, due to the Fund's ownership interest of more than 5% of Energy West's common stock, it is deemed to be an "affiliate" under Section 2(a)(11) of PUHCA. As such, under PUHCA, the Fund is prohibited from becoming an "affiliate" of another public utility company without prior approval from the SEC.

     Finally, legislation is pending in Congress that would repeal PUHCA. We can provide no assurance that the legislation will pass in its proposed form or at all.

                       NOMINEES FOR ELECTION AS DIRECTORS

     The following information concerning business address, age and principal occupation has been furnished by our director nominees.

     Mr. Haren, age 49, is the President of Northeast Ohio Natural Gas Corp. He has been the President of the company and its predecessor since 1999. Northeast Ohio Natural Gas Corp. is located at 5640 Lancaster-Newark Road, NE, Pleasantville, Ohio 43148. From January 1999 through June 2003, Mr. Haren was also the President of Marbel Energy Corporation, a holding company involved in the exploration, production, transmission and distribution of natural gas and oil. Mr. Haren was also the Treasurer and a director of Backoffice Operations at FirstEnergy Trading Services, Inc., a company involved in the aggregation of commodities for delivery to wholesale and retail customers, from January 1999 though October 2001. In addition, from January 1998 through

January 1999, he was the Vice President of Northeast Ohio Operating Co., an energy holding company, and Northeast Ohio Gas Marketing Co., a gas marketing company. The business address for Mr. Haren is P.O. Box 430, Lancaster, Ohio 43130.

     Mr. Osborne, age 58, is the President and Chief Executive Officer of OsAir, Inc., a company he founded in 1963, which operates as a property developer and manufacturer of industrial gases for pipeline delivery. OsAir, Inc. is headquartered at 8500 Station Street, Suite 113, Mentor, Ohio 44060. Since 1994, he has been a director and Vice Chairman of the Board of GLB Bancorp, Inc., a publicly-held bank holding company headquartered at 7001 Center Street, Mentor, Ohio 44060. He became Chairman of the Board of GLB Bancorp in September 2003. Since September 1998, Mr. Osborne has been Chairman of the Board and Chief Executive Officer of Liberty Self-Stor, Inc., a publicly-held self-managed real estate investment trust that manages, acquires, develops, expands and operates self-storage facilities. Liberty Self-Stor, Inc. is headquartered at 8500 Station Street, Suite 100, Mentor, Ohio 44060. Mr. Osborne is the sole Manager of the Fund, which began operating in January 1995 to acquire, hold, sell or otherwise invest in all types of securities and other investments. The Fund is located at 8500 Station Street, Suite 113, Mentor, Ohio 44060. The business address of Mr. Osborne is 8500 Station Street, Suite 113, Mentor, Ohio 44060.

     Mr. Smith, age 59, has been President, Chief Operating Officer and a director of Liberty Self-Stor, Inc. since September 1998. Liberty Self-Stor, Inc. is located at 8500 Station Street, Suite 100, Mentor, Ohio 44060. From April 1, 1996 to December 29, 1999, Mr. Smith served as the Executive Operating Manager of Liberty Self-Stor II, Ltd., an Ohio limited liability company which owned and operated a truck rental business. Mr. Smith has served as a director of GLB Bancorp, Inc. from 1994 to the present. The business address of Mr. Smith is 8500 Station Street, Suite 100, Mentor, Ohio 44060.

                             ADDITIONAL INFORMATION

     Energy West's proxy statement contains additional information regarding Energy West's nominees for election to the Board, the other directors and officers of Energy West, committees of the Board, and the eligibility requirements for shareholder proposals intended to be submitted at Energy West's 2004 annual meeting of shareholders.

     We may solicit proxies by mail, advertisement, e-mail, fax, telephone or in person. Any of the members of the Committee may solicit proxies. We have retained D.F. King & Co., Inc., 48 Wall Street, New York, New York 10005, to assist in the solicitation of proxies. The Committee has agreed to pay D.F. King a fee of $35,000 and to reimburse it for its reasonable out-of-pocket expenses. Approximately 20 people will be used by D.F. King in its solicitation effort.

     Our total expenditures to date for this solicitation have been less than $1,000, and we expect to spend approximately $70,000 in total. The entire expense of preparing, assembling, printing and mailing this proxy statement and related materials and the cost of soliciting proxies for our director nominees will be borne by the Fund or Mr. Osborne in a matter to be determined by Mr. Osborne. The Fund or Mr. Osborne will reserve the right to seek reimbursement from Energy West for those expenses and does not intend to seek shareholder approval for such reimbursement at a subsequent meeting unless shareholder approval is required under Montana law.

     If you have any questions about how to vote your Energy West shares, please call our proxy solicitor:

                             D.F. King & Co., Inc.
                                 48 Wall Street
                            New York, New York 10005
                            Telephone:1-800-628-8532

                                   APPENDIX A

     On the date of this proxy statement, Richard M. Osborne, as sole Manager of the Fund, is the beneficial owner of 166,358 shares of Energy West common stock, representing approximately 6.41% of the 2,595,250 shares outstanding according to the most recently available filing by Energy West with the Securities and Exchange Commission. No other Committee nominee is a member of the Fund.

     Under the terms of the Fund's Operating Agreement, Mr. Osborne, as sole Manager, manages all day-to-day operations involving, and makes all decisions concerning, the business and affairs of the Fund. Other than Mr. Osborne, the members have no authority or power to bind the Fund, vote securities owned by the Fund, make investment decisions for the Fund or dispose of any securities held by the Fund. Each member has agreed, under the terms of the Operating Agreement, to indemnify the Fund for any costs or damages incurred by the Fund as a result of the exercise of any unauthorized authority by each such member.

     Under Rule 13d-3 promulgated by the Securities and Exchange Commission, a "beneficial owner of a security includes any person, who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares:

          (1) Voting power which includes the power to vote, or to direct the voting of, such security, and/or

          (2) Investment power which includes the power to dispose, or to direct the disposition of, such security."

     Because the members of the Fund, other than Mr. Osborne, lack any of the requisite powers of beneficial ownership, they are not beneficial owners of the shares owned by the Fund solely because of their investment as members in the Fund.

     The shares acquired by the Fund were acquired for the aggregate purchase price of approximately $1,046,909 (excluding commissions) with a combination of margin debt from Wachovia Securities ("Wachovia") and working capital of the Fund.

     Interest on the Wachovia margin debt is computed at a select rate above the rate banks charge securities brokers ("brokers call money rate") and is subject to change, without notice, if the brokers call money rate changes. To the extent permitted by law, Wachovia has a lien on certain of the shares acquired by the Fund. The Fund's margin debt is subject to the standard terms and conditions contained in Wachovia's margin account agreements. As of September 30, 2003, the value of Energy West shares in the Fund's margin account was $1,273,450 based upon 184,558 shares of Energy West common stock at a price of $6.90 which represents the closing price of the common stock as of that date. The margin account contains shares of stock other than Energy West. The total value of the margin account as of September 30, 2003 was $9,291,371.

     Mr. Gorman is the beneficial owner of 92,560 shares of Energy West common stock, representing approximately 3.57% of the total amount of shares outstanding. The shares acquired by Mr. Gorman were acquired for the aggregate purchase price of approximately $587,682 (excluding commissions) with personal funds of Mr. Gorman.

     The table below sets forth all shares of common stock purchased or sold by the Fund and Mr. Gorman within the past two years, the dates such purchases or sales were made and the amount of the purchases or sales.

TURKEY VULTURE FUND XIII, LTD.

   DATE      NUMBER OF SHARES   PURCHASE/SALE
   ----      ----------------   -------------
 9/19/2001           700              Sale
 9/20/2001         3,600              Sale
 9/21/2001         2,300              Sale
 9/24/2001         1,400              Sale
 9/25/2001         3,200              Sale
 9/26/2001         5,900              Sale

   DATE      NUMBER OF SHARES   PURCHASE/SALE
   ----      ----------------   -------------
10/01/2001         2,100              Sale
10/02/2001         2,000              Sale
10/15/2001           300              Sale
10/16/2001         2,000              Sale
10/17/2001           100              Sale
10/18/2001           100              Sale
10/22/2001         1,800              Sale
10/23/2001           100              Sale
10/26/2001           200              Sale
10/29/2001         6,700              Sale
10/31/2001         5,000              Sale
 11/6/2001         5,000              Sale
11/14/2001           400              Sale
11/27/2001         1,000              Sale
11/29/2001           700              Sale
11/30/2001           600              Sale
12/17/2001           400              Sale
12/24/2001           700              Sale
 1/07/2002           700              Sale
 1/09/2002           800              Sale
 1/11/2002         4,100              Sale
 1/14/2002         2,000              Sale
 1/23/2002           100              Sale
 1/25/2002         4,000              Sale
 1/28/2002           200              Sale
 2/04/2002         1,000              Sale
 2/06/2002           500              Sale
 2/07/2002           400              Sale
 2/11/2002         2,700              Sale
 2/12/2002           900              Sale
 2/14/2002           300              Sale
 2/20/2002         1,100              Sale
 3/11/2002         1,500              Sale
 3/26/2002           700              Sale
 3/27/2002         1,800              Sale
 3/28/2002         3,400              Sale
 4/01/2002         2,100              Sale
 4/02/2002         2,000              Sale
 4/03/2002           200              Sale
 4/04/2002           500              Sale
 4/08/2002         1,700              Sale
 4/10/2002           100              Sale
 4/11/2002         2,800              Sale
 8/22/2002           900              Sale

   DATE      NUMBER OF SHARES   PURCHASE/SALE
   ----      ----------------   -------------
 8/23/2002         1,300              Sale
 8/26/2002          2000              Sale
 8/27/2002         1,200              Sale
10/29/2002         2,500              Sale
10/30/2002           200              Sale
11/01/2002         1,000              Sale
11/04/2002         1,200              Sale
11/05/2002         1,300              Sale
11/06/2002           700              Sale
11/27/2002         1,000              Sale
12/05/2002           900              Sale
12/09/2002           600              Sale
 1/16/2003         2,000          Purchase
 1/17/2003         3,900          Purchase
 1/21/2003         3,500          Purchase
 1/22/2003         1,500          Purchase
 1/29/2003           500          Purchase
 1/31/2003           400          Purchase
 2/03/2003         1,500          Purchase
 2/10/2003         3,299          Purchase
 2/12/2003         1,640          Purchase
 2/13/2003         1,500          Purchase
 2/14/2003         1,200          Purchase
 2/18/2003           500          Purchase
 2/19/2003           100          Purchase
 2/20/2003         2,650          Purchase
 2/25/2003         1,500          Purchase
 2/27/2003         1,100          Purchase
 2/28/2003           200          Purchase
 3/07/2003         2,100          Purchase
 3/11/2003         1,462          Purchase
 3/12/2003         5,100          Purchase
 3/14/2003         1,900          Purchase
 4/02/2003           770          Purchase
 4/04/2003           500          Purchase
 4/07/2003           830          Purchase
 4/08/2003           100          Purchase
 4/09/2003           500          Purchase
 4/10/2003             7          Purchase
 4/11/2003           700          Purchase
 4/14/2003           600          Purchase
 4/15/2003           793          Purchase
 4/16/2003         4,500          Purchase
 4/17/2003         3,000          Purchase

   DATE      NUMBER OF SHARES   PURCHASE/SALE
   ----      ----------------   -------------
 4/22/2003           800          Purchase
 4/23/2003         1,800          Purchase
 4/24/2003         4,000          Purchase
 5/05/2003         3,862          Purchase
 5/08/2003         4,000          Purchase
 5/12/2003         7,000          Purchase
 5/15/2003         2,500          Purchase
 5/19/2003         2,087          Purchase
 7/30/2003         2,900          Purchase
 7/31/2003         3,100          Purchase
 8/01/2003           200          Purchase
 8/04/2003           500          Purchase
 8/05/2003         2,900          Purchase
 8/06/2003           170          Purchase
 8/11/2003         1,100          Purchase
 8/12/2003           700          Purchase
 8/13/2003         3,782          Purchase
 8/14/2003           600          Purchase
 8/15/2003           100          Purchase
 8/18/2003         2,000          Purchase
 8/19/2003         8,000          Purchase
 8/20/2003         2,200          Purchase
 8/21/2003         4,000          Purchase
 8/26/2003         2,100          Purchase
 8/27/2003         1,000          Purchase
 8/28/2003         4,900          Purchase
 9/04/2003         2,000          Purchase
 9/05/2003           700          Purchase
 9/08/2003         7,360          Purchase
 9/09/2003         2,300          Purchase
 9/10/2003         2,400          Purchase
 9/17/2003         3,000          Purchase
 9/18/2003         1,114          Purchase
 9/19/2003         3,100          Purchase
 9/22/2003         4,731          Purchase
 9/23/2003           201          Purchase
10/10/2003        25,800              Sale

J. MICHAEL GORMAN

   DATE      NUMBER OF SHARES   PURCHASE/SALE
   ----      ----------------   -------------
 6/18/2003         4,900          Purchase
 6/19/2003        36,100          Purchase
 6/20/2003         9,000          Purchase
 6/23/2003         5,200          Purchase

   DATE      NUMBER OF SHARES   PURCHASE/SALE
   ----      ----------------   -------------
 6/24/2003         4,100          Purchase
 6/25/2003           700          Purchase
 7/03/2003        10,000          Purchase
 7/24/2003         7,000          Purchase
 8/27/2003         4,000          Purchase
 8/28/2003           100          Purchase
 9/10/2003         2,500          Purchase
 9/11/2003           860          Purchase
 9/11/2003         1,500          Purchase
 9/12/2003         1,300          Purchase
 9/15/2003           500          Purchase
 9/16/2003         2,200          Purchase
 9/16/2003         1,100          Purchase
 9/16/2003         1,500          Purchase

     Lawrence P. Haren and Thomas J. Smith have not purchased or sold any shares of Energy West during the preceding two years.

     There are no family relationships among any of our director nominees, and other than as described in Nominees for Election as Directors, above, none of our director nominees serves as a director (i) of any company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or subject to the requirements of Section 15(d) of the Exchange Act or (ii) of any investment company registered under the Investment Company Act of 1940.

     During the past five years, none of our director nominees have been involved in any legal proceeding or any event described in Item 401(f) of Regulation S-K of the Exchange Act. In addition, none of our director nominees has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) during the past ten years.

     There are no proceedings to which any of our director nominees are a party adverse to Energy West or any of its subsidiaries or has a material adverse interest to Energy West or any of its subsidiaries.

     On July 30, 2003, Mr. Osborne and Mr. Gorman entered into a voting agreement with respect to their ownership of shares of Energy West's common stock. Mr. Osborne, including on behalf of the Fund, and Mr. Gorman agreed to vote in favor of our director nominees at the Annual Meeting and against any action, proposal or agreement that would have resulted in our director nominees not being elected at the Annual Meeting. The voting agreement expired on the date following the election of directors at the 2003 Annual Meeting or any adjournment thereof or by mutual agreement of all the parties. On October 8, 2003, Mr. Osborne and Mr. Gorman voluntarily terminated the voting agreement.

     Other than as described above, none of our director nominees (1) is, or was within the last year, a party to any agreement relating to shares of Energy West's common stock or (2) is a party to any arrangement or understanding between the Fund or Mr. Osborne, as sole Manager of the Fund, pursuant to which the nominations described in this proxy statement are to be made by the Fund or Mr. Osborne. In addition, none of our director nominees or any of their associates has any agreement with any person relating to employment at Energy West or with respect to any future transactions with Energy West.

     Further, other than as described above, none of our director nominees have any certain relationships or related transactions to report under Items 404(a),
(b) and (c) of Regulation S-K of the Exchange Act.

                             YOUR VOTE IS IMPORTANT
            THE ANNUAL MEETING IS NOVEMBER 12, 2003 -- DON'T DELAY!

     Your vote is important. No matter how many or how few shares of Energy West you own, please vote for our nominees, Lawrence P. Haren, Richard M. Osborne and Thomas J. Smith, by signing, dating and mailing the enclosed BLUE proxy card today in the provided envelope so that we will receive it prior to the Annual Meeting. Do not return the white proxy card sent to you by Energy West's Board of Directors. Even if you mark "withhold" on the Board's white proxy card as a protest against the incumbent Board, your vote will not count for our director nominees. You can only vote for our director nominees on the BLUE proxy card.

     If you have already returned a Board of Directors' proxy card before receiving our proxy statement, you have every right to change your vote by signing and returning the enclosed BLUE proxy card. Only your latest dated properly executed proxy will count at the Annual Meeting. Please make certain that your most recent proxy is our BLUE proxy.

     If your shares are held for you by a bank or brokerage firm, your broker cannot vote your shares unless he or she receives your specific instructions. Please return your proxy in the envelope provided or call your bank or broker and instruct your representative to vote for our director nominees on the BLUE proxy card.

     Your vote at this year's Annual Meeting will determine the future direction of your company and your investment. Exercise your democratic right as an owner of Energy West.

     If you have any questions about voting your shares or changing your vote, please contact our proxy solicitor, D.F. King & Co., Inc., at 1-800-628-8532. If you are a registered shareholder, you may also fax both sides of your signed proxy card to D.F. King at 718-707-0386.

     Time is short. Please vote today!

                       PROXY CARD FOR 2003 ANNUAL MEETING
                OF THE SHAREHOLDERS OF ENERGY WEST, INCORPORATED

             SOLICITED BY THE COMMITTEE TO RE-ENERGIZE ENERGY WEST
               IN OPPOSITION TO THE INCUMBENT BOARD OF DIRECTORS

   This proxy will be voted in accordance with your instructions specified below. If you do not give any specific instructions, this proxy will be voted FOR the election of the Committee's nominees, Lawrence P. Haren, Richard M. Osborne and Thomas J. Smith. IN ADDITION, THE PROXIES ARE AUTHORIZED TO VOTE IN THEIR DISCRETION FOR ANY SUBSTITUTE NOMINEES AS THE PROXIES MAY SELECT IF ANY NOMINEE NAMED BELOW IS UNABLE TO SERVE AND ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

   Shareholders have the right to vote cumulatively in the election of directors and at the Annual Meeting and we intend to invoke our right to cumulate our votes for the election of our nominees, Lawrence P. Haren, Richard M. Osborne and Thomas J. Smith. THIS PROXY CARD GIVES OUR PROXIES FULL DISCRETIONARY AUTHORITY TO VOTE CUMULATIVELY AND TO ALLOCATE VOTES AMONG MESSRS. HAREN, OSBORNE AND SMITH, UNLESS AUTHORITY TO VOTE FOR ANY OF THEM IS WITHHELD BELOW.

   Please mark an "X" in the appropriate box below. We recommend that you vote FOR our nominees, Lawrence P. Haren, Richard M. Osborne and Thomas J. Smith.

        [ ] For our director nominees:

          Lawrence P. Haren

          Richard M. Osborne

          Thomas J. Smith

   YOU MAY WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE BY LINING THROUGH OR OTHERWISE STRIKING OUT THAT NOMINEE'S NAME IN THE LIST ABOVE. IF YOU WITHHOLD DISCRETIONARY AUTHORITY TO VOTE FOR ANY OF THE NOMINEES, WE WILL ALLOCATE YOUR VOTES AMONG THE REMAINING NOMINEES IN THE DISCRETION OF THE PROXIES NAMED HEREIN.

                  (Continued, and to be signed, on other side)

                          (Continued from other side)

   The undersigned hereby appoints Richard M. Osborne or Thomas J. Smith, or either of them, with full power of substitution, as proxies to vote, as indicated above, for and in the name of the undersigned all shares of Energy West, Incorporated that the undersigned is entitled to vote at the Annual Meeting of Shareholders of Energy West, Incorporated scheduled to be held on November 12, 2003 at the Civic Center, located at Park Drive and Central Avenue, Great Falls, Montana 59401, and at any adjournments or postponements of the meeting.

   This proxy card revokes all proxies previously given by the undersigned.

   Please sign exactly as your name appears on this proxy card. All joint owners should sign. If you are signing in a fiduciary capacity or as a corporate officer, please also provide your full title.

                                                    Date ---------------- , 2003

                                                    ----------------------------
                                                    Signature

                                                    ----------------------------
                                                    Signature if held jointly

                                                    ----------------------------
                                                    Title, if applicable